Richard Wu Presents VLOV at Mercedes-Benz China Fashion Week
Spring/Summer 2012

XIAMEN, China, October 31, 2011 /PRNewswire-Asia/ — VLOV, Inc. (OTC Bulletin Board: VLOV.OB) ("VLOV" or the "Company"), VLOV, Inc., which designs, sources and markets VLOV-brand casual, fashion-forward apparel for men in the People's Republic of China, today announced that highlights from VLOV’s presentation at Mercedes-Benz China Fashion Week Spring/Summer 2012 on October 27, 2011,are now available at www.vlov.net.

Mr. Richard Wu, VLOV’s CEO and Chief Designer, stated, “I would like to thank China Fashion Week’s Organizing Committee for giving VLOV the opportunity to present our Spring/Summer 2012 line at the event. The addition of Mercedes-Benz as the main sponsor has significantly elevated China Fashion Week in the fashion world.”

VLOV’s Spring/Summer 2012 line is inspired by the contour of space, such as the lines of automobiles and the shapes of modern architecture. Three style and color groups represent different themes: gray – the future, black- the origins, and blue and white – hope.

Mr. Wu is regarded as one of China’s top fashion designers. During the past two years at China Fashion Week, Mr. Wu was awarded the “Menswear Design Award” for his 2010 Spring/Summer Collection in 2009 and the “China Top Ten Designer” for his 2011 Spring/Summer Collection in 2010.

About VLOV, Inc.

VLOV, Inc., a leading lifestyle apparel designer based in China, designs, sources and markets VLOV brand fashion-forward apparel for men ages 18 to 45 throughout China. As of June 30, 2011, VLOV products were sold through 556 points of sale across northern, central and southern China. To learn more about VLOV, Inc., please reference the Company’s web site at www.vlov.net.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipate," "optimistic," "intend," "will" or similar expressions. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in VLOV's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

CONTACT:
VLOV, Inc.
Bennet Tchaikovsky, Chief Financial Officer
310-622-4515
bennet@vlov.net